ETFS Silver Trust 8-K

Exhibit 99.1

PRESS RELEASE

For immediate release

April 27, 2018

ABERDEEN STANDARD INVESTMENTS BROADENS U.S. BUSINESS WITH ADDITION OF ETF SECURITIES U.S.

Aberdeen Standard Investments (ASI) today announced that it has acquired the U.S. business of specialist commodity Exchange Traded Product (ETP) provider ETF Securities.

The in-fill acquisition, for an undisclosed amount, further broadens ASI’s suite of investment capabilities with the addition of a range of commodity-based Exchange Traded Funds (ETFs). It also provides the platform and expertise to enable ASI to grow its existing Smart Beta capability by launching strategies within an ETF vehicle structure. This means ASI is now able to offer investment solutions across all vehicle types, strengthening its ability to meet the evolving, bespoke needs of clients.

Chris Demetriou, Chief Executive-Americas at Aberdeen Standard Investments commented:

“The needs of our clients are evolving, and we need to be able to offer the full range of solutions to our clients. For some, active solutions will be right and, for others, passive and Smart Beta options will be the solution. ASI has been offering passive, quant and Smart Beta solutions to clients for some years now, managing over $84 billion in assets in these strategies. The expansion of our capabilities into the ETF space shows our commitment to providing the largest range of solutions to our clients in the U.S.”

The specific funds being acquired are: ETFS Bloomberg All Commodity Strategy K-1 Free ETF (BCI), ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF (BCD), ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF (BEF), ETFS Physical Swiss Gold Shares (SGOL), ETFS Physical Platinum Shares (PPLT), ETFS Physical Silver Shares (SIVR), ETFS Physical Precious Metals Basket Shares (GLTR), ETFS Physical Palladium Shares (PALL).

ETF Securities’ U.S. operations currently manage $2.8 billion as of April 26, 2018.

Ends

*Target returns and income are not guaranteed to be achieved

PRESS RELEASE

Media enquiries:

Katie Cowley (U.S.)

215-405-2423

Katie.Cowley@aberdeenstandard.com

James Thorneley (UK)

+44 (0)20 7463 6323

james.thorneley@aberdeenstandard.com

Notes to editors

●	Aberdeen Standard Investments has relationships with around 500 financial sponsors across approximately 1000 funds globally.

●	Aberdeen Standard Investments is a leading global asset manager dedicated to creating long-term value for our clients, and is a brand of the investment businesses of Aberdeen Asset Management and Standard Life Investments.

●	With over 1,000 investment professionals we manage $684.6 billion* of assets worldwide. We have clients in 80 countries supported by 50 relationship offices. This ensures we are close to our clients and the markets in which they invest.

●	We are high-conviction; long-term investors who believe teamwork and collaboration are the key to delivering repeatable, superior investment performance. We are resolute in our commitment to active asset management.

●	Aberdeen Standard Investments is the asset management business of Standard Life Aberdeen plc, one of the world’s largest investment companies.

●	Standard Life Aberdeen plc is headquartered in Scotland. It has around 1.2 million shareholders and is listed on the London Stock Exchange. The Standard Life Aberdeen group was formed by the merger of Standard Life plc and Aberdeen Asset Management PLC on 14 August 2017.

*Standard Life Aberdeen AUM/AUA is US$778.8 billion as of December 31, 2017.

Important Information

Aberdeen Standard Investments is a brand of the investment businesses of Aberdeen Asset Management and Standard Life Investments. In the United States, Aberdeen Standard Investments is the marketing name for the following affiliated, registered investment advisers: Aberdeen Asset Management Inc., Aberdeen Asset Managers Ltd., Aberdeen Asset Management Ltd., Aberdeen Asset Management Asia Ltd., Aberdeen Asset Capital Management, LLC, Standard Life Investments (Corporate Funds) Ltd., and Standard Life Investments (USA) Ltd.

ALPS Distributors, Inc. is the marketing agent for ETFS Silver Trust, ETFS Gold Trust, ETFS Platinum Trust, ETFS Palladium Trust and the ETFS Precious Metals Basket Trust. ALPS Distributors, Inc. is the distributor for ETFS Bloomberg All Commodity Longer Dated Strategy K 1 Free ETF, ETFS Bloomberg All Commodity Strategy K 1 Free ETF and ETFS Bloomberg Energy Commodity Longer Dated Strategy K 1 Free ETF.

Risk Warnings: Exchange-traded securities may or may not be suitable for a particular investor. The price of exchange-traded securities may go up or down and an investor may not get back the amount invested.

*Target returns and income are not guaranteed to be achieved

PRESS RELEASE

Exchange-traded securities are priced in either US dollars or Euros and the value of the investment in other currencies will be affected by exchange rate movements. To the extent exchange traded securities are traded in other currencies, their value may also be affected by exchange rate movements. Futures trading is speculative and may result in losses.

Past performance is not necessarily indicative of future results. Restricted Investors: The distribution of the Prospectus and the offering, sale and delivery of exchange traded securities in certain jurisdictions may be restricted by law. Any subscription for exchange traded securities should be made on the basis of the Prospectus.

Disclaimer: Any investment in exchange traded securities carries with it certain risks, including those risks set out in the Prospectus. You should obtain your own independent financial, taxation and legal advice before making any decisions about any investment in exchange traded securities. This information is not an offer for exchange traded securities and should not be used as the basis for any investment decision.

The Prospectuses for the exchange traded securities can be downloaded from www.etfsus.com

This information does not constitute financial product advice. There are risks associated with investing including possible loss of principal.

ALPS is not affiliated with ETF Securities or Aberdeen

*Target returns and income are not guaranteed to be achieved